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                                                                   Exhibit 13(l)

                              PURCHASE AGREEMENT
                              ------------------

     The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Schneider Capital Management Company ("Schneider"), intending to be legally bound, hereby agree with each other as follows:

     1. The Fund hereby offers Schneider and Schneider hereby purchases $1,000 worth of shares of Class YY Common Stock of the Fund (par value $.001 per share) (such shares hereinafter sometimes known as "Shares") at a price per Share equivalent to the net asset value per share of the Shares of the Fund as determined on September 1, 1998.

The Fund hereby acknowledges receipt from Schneider of funds in the amount of $1,000 in full payment for the Shares.

     2. Schneider represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of September, 1998.


                                   THE RBB FUND, INC.


                                   By: /s/ Edward J. Roach
                                       ----------------------------
                                         President



                                   SCHNEIDER CAPITAL MANAGEMENT COMPANY


                                   By: /s/ Steven J. Fellin
                                       ----------------------------
                                         Secretary